===============================================================================


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

                       PURSUANT TO SECTION 13 OR 15(d) OF
                      THE SECURITIES EXCHANGE ACT OF 1934

          DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED) MAY 23, 1996

                       KAUFMAN AND BROAD HOME CORPORATION
               (EXACT NAME OF REGISTRANT AS SPECIFIED IN CHARTER)

           DELAWARE                      1-9195                 95-3666267
(STATE OR OTHER JURISDICTION OF        (COMMISSION            (IRS EMPLOYER
        INCORPORATION)                 FILE NUMBER)          IDENTIFICATION NO.)

  10990 WILSHIRE BOULEVARD, LOS ANGELES, CALIFORNIA                     90024
           (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)                   (ZIP CODE)

       REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE (310) 231-4000

                                 NOT APPLICABLE
          (FORMER NAME OR FORMER ADDRESS, IF CHANGED SINCE LAST REPORT)



===============================================================================

ITEM 5. OTHER EVENTS

FOR RELEASE THURSDAY, MAY 23, 1996                      For further information:
5:00 A.M. - PDT                                         William Hollinger
                                                        (310) 231-4028

                      KAUFMAN AND BROAD ANNOUNCES NON-CASH
                    CHARGE RELATED TO NEW ACCOUNTING STANDARD

LOS ANGELES (May 23, 1996) -- Kaufman and Broad Home Corporation (NYSE:KBH) announced today that it will record a non-cash after tax charge to second quarter 1996 results of approximately $105 million to $110 million, or $2.63 to $2.76 per share. The charge is related to the early adoption of a new accounting standard, Statement of Financial Accounting Standards No. 121 ("SFAS No. 121"), in conjunction with a significant change in corporate strategy to dispose of certain long term development assets.

         The company had previously announced that it would record a material charge to earnings relating to adoption of the new standard. SFAS No. 121, "Accounting for the Impairment of Long Lived-Assets and for Long-Lived Assets to Be Disposed Of," requires long term assets (including inventories held by home builders) which are subject to revaluation to be adjusted to fair value. This new accounting standard is a more conservative measurement than the previous standard, which required companies to value inventories at the lower of cost or net realizable value. When implemented in conjunction with a significant strategy change, such as the company's decision to dispose of certain long term development assets, the standard can result in substantial write downs. Although not required to implement SFAS No. 121 until its 1997 fiscal year, the company has elected to adopt early to be consistent with most other companies in the residential development industry, which generally are required to adopt this year.

         The company recently identified and has been aggressively pursuing four key strategies, including geographic expansion, return on investment, debt reduction and improved operating margins. "We are very pleased with our progress on these strategies," said Bruce Karatz, chairman and chief executive officer. "The Rayco acquisition is exceeding expectations, operating margin is continuing its sharp upward trend, and our debt reduction program is ahead of schedule. The charge related to SFAS No. 121 will facilitate these strategies, especially debt reduction, by establishing carrying values at market."

         Approximately $70 million to $75 million of the anticipated after tax charge is related to California properties, with the remaining charge associated with foreign assets, primarily French commercial development projects. No charges relating to non-California domestic assets will be recorded. The write down will primarily affect properties not under active development. Properties currently generating revenues which will be affected by the write down represented approximately 2% of revenues in the first quarter of 1996.

         The company expects that the non-cash charge associated with SFAS No. 121 will not have a material adverse impact on its operations, financing or outlook; although, the charge is expected to result in a net loss for the 1996 second quarter and fiscal year. The company is still finalizing the analysis of the charge, but expects to complete that analysis by the end of the current quarter. The final amount of the charge will be included in the company's second quarter 1996 results, which are expected to be announced in the latter part of June.

         "From an operating standpoint, the business is performing well," said Karatz. "As of last week, company-wide net orders and backlog were up 45.9% and 95.5%, respectively, and we are optimistic that we will meet or exceed consensus expectations for earnings per share for this quarter and the remainder of 1996, excluding the non-cash charge for SFAS No. 121. In addition, the company's capitalization and access to capital remain strong with debt ratings at the equivalent of Double-"B" or higher and we expect our leverage to significantly improve over the next 18 months."

         A key element of the Company's 1996 strategy is to de-emphasize long term development assets, principally through disposition of those assets. "In view of our on-going geographic diversification, planned debt reduction and move away from long term development assets, we intend to substantially lower the company's risk profile," said Karatz. "This will set the stage for increased marketing flexibility, further growth and improved long term shareholder returns."

         Los Angeles-based Kaufman and Broad Home Corporation is the largest home builder in the western United States, with fifteen operating divisions in California, Nevada, Arizona, New Mexico, Texas, Colorado, Utah, Mexico and France.

                       ----------------------------------

         Except for the historical information contained herein, certain of the matters discussed in this press release are "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995, which involve certain risks and uncertainties, including but not limited to, changes in general economic conditions, materials prices, labor costs, interest rates, consumer confidence, competition, environmental factors, and government regulations affecting the Company's operations. See the Company's Annual Report on Form 10-K for the year ended November 30, 1995 for a further discussion of these and other risks and uncertainties applicable to the Company's business.

                                      # # #

                                   SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated May 23, 1996

                               KAUFMAN AND BROAD HOME CORPORATION
                               Registrant

                               /s/    MICHAEL F. HENN
                               -------------------------------------------------
                               Michael F. Henn
                               Senior Vice President and Chief Financial Officer